Exhibit 10.28

AMENDMENT NO. 6

TO

FINANCING AGREEMENT

THIS AMENDMENT NO. 6 (this “Amendment”) is entered into as of September 30, 2008, by and among RAFAELLA APPAREL GROUP, INC., a Delaware corporation (“Borrower”), VERRAZANO, INC., a New York corporation (“Verrazano”), HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”) and the other financial institutions which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”) and HSBC, as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

Borrower, Verrazano, Agent and Lenders are parties to a Financing Agreement dated June 20, 2005 (as amended by Amendment No. 1 to Financing Agreement dated as of March 31, 2006, Amendment No. 2 to Financing Agreement effective as of December 31, 2006, Consent and Amendment No. 3 dated as of March 4, 2008, Amendment No. 4 dated as of March 28, 2008, and Amendment No. 5 to Financing Agreement dated as of May 14, 2008, and as hereafter further amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

Borrower has requested that Agent and Lenders amend certain provisions of the Financing Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Financing Agreement.

2.             Amendments to Financing Agreement.  Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Financing Agreement is hereby amended effective as of September 30, 2008 as follows:

(a)           The definitions of the terms “Availability Reserve”, “Base Rate”, “Inventory Advance Cap”, “Maximum Direct Debt Sublimit”, “Maximum Loan Amount” and “Revolving Interest Rate” appearing in Section 1.2 of the Financing Agreement are hereby amended and restated in their entireties as follows:

“Availability Reserve” shall mean (a) $5,000,000 from April 1, 2006 through May 31, 2008, (b) $10,000,000 from June 1, 2008 through October 31, 2008, (c) $7,500,000 from November 1, 2008 through

September 30, 2009 and (d) $10,000,000 from October 1, 2009 through June 20, 2010.

“Base Rate” shall mean, on any date, a variable rate of interest per annum equal to the greater of (a) the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by Agent (or any successor to Agent) announced from time to time by HSBC (or any successor to HSBC) (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Rate plus ½ of 1% and (c) the equivalent of the Eurodollar Rate for a one month period plus 100 basis points (1%) (for the avoidance of doubt, with such Eurodollar Rate under this clause (c) being determined pursuant to the definitions of “Eurodollar Rate” and “Adjusted LIBO Rate”, each as set forth in this Agreement, with respect to a Eurodollar Rate Loan and an Interest Period beginning on such date).

“Inventory Advance Cap” shall mean $20,000,000.

“Maximum Direct Debt Sublimit” shall mean $20,000,000.

“Maximum Loan Amount” shall mean $45,000,000.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the Base Rate with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus two and three quarters percent (2.75%) per annum with respect to Eurodollar Rate Loans.

(b)           Section 1.2 of the Financing Agreement is hereby further amended by inserting a definition of the term “Direct Debt Overadvance Amount” in appropriate alphabetical order to read as follows:

“Direct Debt Overadvance Amount” shall mean (a) $0 from April 1, 2006 through November 30, 2008, (b) $5,000,000 from December 1, 2008 through February 28, 2009 and (c) $0 from March 1, 2009 through June 20, 2010.

(c)           Section 2.1(a) of the Financing Agreement is hereby amended by deleting the phrase “such Lender’s Commitment Percentage of the Maximum Direct Debt Sublimit” appearing at the end of the first sentence thereof and by inserting, in lieu thereof, the following:

such Lender’s Commitment Percentage of an amount equal to the lesser of (x) the Maximum Direct Debt Sublimit and (y) an amount equal to the sum of (i) the Direct Debt Overadvance Amount plus (ii) the sum, subject to the provisions of Section 2.1(c), of 85% of Eligible Receivables.

(d)           Section 3.2(a) of the Financing Agreement is hereby amended (i) by deleting the phrase “multiplied by two and one-quarter percent (2.25%) per annum” and by inserting “multiplied by two and three-quarters percent (2.75%) per annum” in lieu thereof and (ii) by deleting the phrase “a fee of $75 for each Air Release/Steamship Guarantee issued” and by inserting “a fee of $95 for each Air Release/Steamship Guarantee issued or cancelled” in lieu thereof.

(e)           Section 6.8(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(a)           Minimum Working Capital.  Maintain at all times on and after September 30, 2008 Working Capital in an amount of not less than $25,000,000.

(f)            Section 6.8(b) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(b)           Net Income.  Maintain (i) Net Income in excess of $0 during each period of two consecutive fiscal quarters (on a rolling basis) ending on or after September 30, 2008; provided, further, for each period of two consecutive fiscal quarters (on a rolling basis) ending on or after September 30, 2008, for purposes of determining compliance with this Section 6.8(b), Net Income shall be calculated so that, to the extent in calculating Net Income for such period Net Income was decreased by noncash expenses consisting of (i) amortization for customer relationships and non-compete agreements, (ii) original issue discount on the Senior Secured Notes, (iii) deferred financing costs, and (iv) reduction in value of intangible assets, the amounts which were deducted in calculating Net Income for such period for the items described in clauses (i) through (iv) above shall be added back to Net Income as calculated in accordance with GAAP.

(g)           The first sentence of Section 9.12 of the Financing Agreement is hereby amended and restated in its entirety as follows:

Furnish Agent, no later than May 31 of each year, a month by month projected operating budget and cash flow of Loan Parties on a Consolidated Basis for the fiscal year to commence on the succeeding July 1 (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter and proposed business plan for such fiscal year including, without limitation, Letter of Credit anticipated to be required during each such period), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(h)           Section 16.9(b) of the Financing Agreement is hereby amended by deleting the phrase “limited to two (2) such field examinations in any calendar year” and by inserting “limited to one (1) such field examination in any calendar year” in lieu thereof.

3.             Condition of Effectiveness.  This Amendment shall become effective upon satisfaction of the following conditions precedent:

(a)           Agent shall have received four (4) copies of this Amendment executed by Borrower, Verrazano, Agent and Lenders.

(b)           Agent shall have received an administrative fee equal to $50,000 which shall be charged by Agent to Borrower’s Account and shall be shared pro rata by Lenders based upon their respective Commitment Percentages.

(c)           Agent shall have received the projections required under Section 9.12 for the fiscal year of Borrower ending June 30, 2009 and such projections shall be determined by Agent to be satisfactory in all respects.

(d)           All reasonable out-of-pocket costs and expenses incurred by Agent in connection with this Amendment or with the Financing Agreement, including without limitation attorneys fees and disbursements, shall have been paid by Borrower.

4.             Representations and Warranties.  Borrower and Verrazano each hereby represents and warrants as follows:

(a)           This Amendment and the Financing Agreement, as amended hereby, constitute its legal, valid and binding obligations and are enforceable against it in accordance with their respective terms.

(b)           Upon the effectiveness of this Amendment, it hereby reaffirms, in all material respects, all representations, warranties and covenants made in the Financing Agreement on and as of the date hereof except:  (i) to the extent such representation, warranties or covenants are limited by their terms to a specific date in which case they shall be true and correct in all material respects as of such date or (ii) for changes in the nature of its business or operations that may occur after the Closing Date in the ordinary course of business so long as Agent has consented to such changes or such changes are not in violation of any provision of the Financing Agreement or any Other Document.

(c)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)           It does not have any defense, counterclaim or offset with respect to the Financing Agreement.

5.             Effect on the Financing Agreement.

(a)           Upon the effectiveness of Section 2 hereof, each reference in the Financing Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Financing Agreement as amended hereby.

(b)           Except as specifically amended herein, the Financing Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Financing Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6.             Governing Law.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

7.             Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8.             Counterparts; Facsimile.  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission, including via “pdf” format, shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

RAFAELLA APPAREL GROUP, INC., as Borrower

By:
Name:
Title:

VERRAZANO, INC., as Guarantor

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:
Title:

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:
Name:
Title: